Exhibit 3.12

HORSEHEAD ZINC POWDERS, LLC

REVISED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

The undersigned is as of this 16th day of November, 2012, executing this Limited Liability Company Agreement (“Agreement”) for the purpose of revising and restating the governance provisions regarding a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”),

WITNESSETH THAT:

Whereas, the Company was formed upon the execution and filing with the Secretary of State of the State of Delaware, on August 18, 2002, of a certificate of formation of the Company. The name of the Company was MITSUI ZINC POWDER LLC, and the initial members were Mitsui Mining & Smelting Holdings (U.S.A.) Inc. and Inorgchem Investment, Inc.

Whereas, Inorgchem Investment, Inc. sold its whole share of the Company to Mitsui & Co., (USA) Inc. and, Mitsui Mining & Smelting Holdings (U.S.A.) Inc. was merged with Oak-Mitsui Inc., on March 30, 2005, and Oak-Mitsui Inc. was the surviving entity of such merger and duly succeeded in the share of the Company held by Mitsui Mining & Smelting Holdings (U.S.A.) Inc, and Mitsui & Co., (USA) Inc. sold its whole share of the Company to Oak-Mitsui Inc. on September 30, 2008, which made Oak-Mitsui Inc the sole Member of the Company.

Whereas, all of the membership interests in the Company were purchased from Oak-Mitsui by Horsehead Corporation, a Delaware corporation, on November 16, 2012.

NOW, THEREFORE, the undersigned does hereby certify as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

SECTION 1.1 Formation; Name. The Company was formed upon the execution and filing with the Secretary of State of the State of Delaware, on August 18, 2002, of a certificate of formation of the Company. The name of the Company shall be HORSEHEAD ZINC POWDERS, LLC. This Limited Liability Company Agreement shall be effective as of the date hereof, or such other time as the Manager may from time to time hereafter designate in accordance herewith

SECTION 1.2 Purpose and Powers. The purposes of the Company shall be to engage in the manufacture of mercury-free zinc powder produced without the utilization of mercury as a corrosion inhibiting agent for use in zinc-based alkaline batteries, and any other lawful business that may be engaged in by a limited liability company under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement (if not prohibited by the Act), together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

SECTION 1.3 Registered Agent. The capital office of the Company and such additional offices as the Company may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time, The registered office of the Company in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

SECTION 1.4 Term. The term of the Company commenced on the date its certificate of formation described in Section 18-201 of the Act was filed in the office of the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the terms of this Agreement or the Act.

SECTION 1.5 Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

ARTICLE II

AUTHORIZATION AND ISSUANCE OF SHARES

SECTION 2.1 Authorizations of Interests.

(a) The Company is hereby authorized to issue a single class of membership interests in the Company expressed in terms of shares (the “Interests”).

(b) The Company is hereby authorized to issue additional Interests upon such terms and with such rights, preferences and privileges as the Members may determine.

SECTION 2.2 Rights Relating to Interests. The holders of Interests:

(i)	shall share in each item of Company income, gain, loss, deduction and credit as provided in Section. 4.4;

(ii)	shall be entitled, based on their respective Percentage Interests, to such distributions, if any, as shall be declared thereon from time to time by the Manager as provided in Section 4.3;

(iii)	upon liquidation or dissolution of the Company, shall be entitled to all remaining assets, after satisfaction of the Company’s liabilities to creditors and other deductions, as provided in Section 7.2; and

(iv)	shall have such voting rights as are set forth in this Agreement.

ARTICLE III

MANAGEMENT OF THE COMPANY

SECTION 3.1 Manager. The management of the Company shall be vested in a single Manager, as such term is defined in the Act. Horsehead Corporation is hereby designated as the Manager of the Company, Except as otherwise provided in this Agreement, the Manager shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding the same and to perform all other acts or activities customary or incident to the management of the Company’s business. In addition to the powers now or hereafter granted to the Manager of a limited liability company under applicable law or which are granted to the Manager under any other provision of this Agreement, the Manager shall have full power and authority to do all things deemed necessary or desirable in the Manager’s discretion to conduct the business of the Company in the name of the Company including, without limitation,

(i)	the determination of the business activities in which the Company will participate;

(ii)	the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations which the Manager deems necessary or advisable for the conduct of the business activities of the Company;

(iii)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, or exchange of any or all of the assets of the Company;

(iv)	the use of the assets of the Company (including, without limitation, cash on hand) for any purpose the Manager sees fit including, without limitation, the financing of operations of the Company, the lending of funds to other persons, the repayment of obligations of the Company, the conduct of additional Company business activities and the acquisition of properties and other assets;

(v)	the negotiation and execution on terms deemed desirable to the Company and the performance of any contracts, conveyances or other instruments that the Manager considers useful or necessary to the conduct of Company business activities or the implementation of its powers under this Agreement;

(vi)	the distribution of cash or other assets of the Company;

(vii)	the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)	the, maintenance of such insurance for the benefit of the Company as the Manager deems necessary;

(ix)	the formation of any limited or general partnerships, joint ventures, corporations, or other relationships that the Manager deems desirable, and the contribution to such partnerships, joint ventures or corporations of assets and properties of the Company; and,

(x)	the control of any matters affecting the rights and obligations of the Company, including the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation.

SECTION 3.2 Meetings of the Members.

(a) Annual Meetings. Meetings of the Member(s) to elect Managers and transact such other business as may properly be presented to the meeting shall be held each year on such date and at such time and place as the Members may from time to time fix.

(b) Special Meetings. A special meeting of the Member’s may be called by the President or holders of not less than one-half of the Interests entitled to vote at the meeting. Any such meeting shall be held on such date and at such time and place as shall be determined by the body or person calling such meeting and as shall be stated in the notice of such meeting.

(c) Notice of Meeting. For each meeting of the Members, written notice stating the place, date and time, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given personally or by mail, not less than ten nor more than sixty days before the date fixed for the meeting, by or at the direction of the body or person calling the meeting to each Board entitled to vote at such meeting.

(d) Quorum. A majority of the issued and outstanding Interests present in person or represented by proxy at a meeting shall constitute a quorum at a meeting of the Members.

(e) Vote. The affirmative vote of the majority of the Interests represented at a meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of the Members.

(f) Consent Action by Members. Any action required to be taken at a meeting of the Member(s) or any other action which may be taken at a meeting of Members may be taken without a meeting its consent in writing setting forth the action so taken shall be signed by Board having not less than the minimum number of votes that would be necessary to take such action at a meeting at which Members entitled to vote thereon were present and voted. Such consent shall have the same force and effect as if such action had been taken at a meeting of Members.

SECTION 3.3 Officers.

(a) In General. Unless otherwise provided by resolution of the Board, the Officers shall have the titles, powers, authority and duties described below in this Section 3.4.

(b) Election. The Officers of the Company shall be a President and Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be appointed by the Manager. Any one or more offices may be held by the same person.

(c) Term of Office. Each Officer shall hold office from the time of such Officer’s election and qualification to the time at which such Officer’s successor is elected and qualified, unless such Officer shall die or resign or shall be removed pursuant to                     Section 3.4(e).

(d) Resignation. Any Officer may resign at any time by giving written notice of such resignation to the Board or the President or the Secretary of the Company. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) Removal. Any Officer may be removed at any time, with or without cause, by the vote of a majority of the whole Board.

(f) Vacancies. A vacancy however caused in any office of the Company may be filled for the unexpired portion of the term in the manner provided in this Agreement for election or appointment of such office.

(h) President and Chief Executive Officer. The President and Chief Executive Officer shall be the chief operating officer of the Company and shall have general charge of the business and affairs of the Company, subject however to the right of the Manager to confer specified powers on Officers and subject generally to the direction of the Manager.

(i) Vice Presidents. Vice Presidents shall have such powers and duties as generally pertain to the office of Vice President and as the Manager or the President and Chief Executive Officer may from time to time prescribe. During the absence of the President and Chief Executive Officer or the President and Chief Executive Officer’s inability to act, Vice Presidents shall exercise the powers and shall perform the duties of the President, subject to the direction of the Manager.

(j) Secretary. The Secretary shall keep the minutes of all meetings of the Members. The Secretary shall exercise the powers and shall perform the duties incident to the office of Secretary, and those that may otherwise from time to time be assigned to the Secretary, subject to the direction of the Manager.

(k) Treasurer. The Treasurer shall have care of all funds and securities of the Company and shall exercise the powers and shall perform the duties incident to the office of Treasurer, subject to the direction of the Manager. The Manager may delegate to the Treasurer the power to designate a bank or banks as depositories for the funds of the Company and to designate signatories for the Company’s bank accounts, including authorization of the use of facsimile signatures, and to change such signatories from time to time, and the Manager may authorize the Treasurer to delegate any of the Treasurer’s powers to any other Officer or agent of the Company.

(I) Other Officers. The Manager may designate any other officers of the Company, including one or more Assistant Secretaries and one or more Assistant Treasurers, who shall exercise the powers and shall perform the duties incident to their offices, subject to the direction of the Manager.

(m) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

SECTION 3.4 Duties of Officers. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Manager and the Members by the Officers of the Company, shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its Officers.

ARTICLE IV

CAPITAL AND DISTRIBUTIONS

SECTION 4.1 Capital Contributions.

(a) Upon the execution of this Agreement, the Initial Member shall make a capital contribution to the Company in an aggregate amount of Ten Dollars ($10.00), in respect of which the Company shall issue One Thousand (1,000) Interests to the Initial Member.

(b) No Member shall be required to make any additional capital contribution to the Company and, without the vote or written consent of all Members, no Member shall make any additional capital contribution to the Company.

SECTION 4.2 Capital Accounts. A capital account shall be maintained for the Member and the balance of such capital account shall be equal to such Member’s initial capital contribution pursuant to Section 4.1(a) above, and shall be (a) increased by (i) the aggregate amount of such Member’s additional capital contributions to the Company, and (ii) items of income and gain allocated to such Member, and (b) shall be decreased by (i) distributions to such Member from the Company, and (ii) items of loss or deduction allocated to such Member.

SECTION 4.3 Distributions. The Members shall determine income and gain available for distribution and the amount, if any, to be distributed to the Member.

SECTION 4.4 Allocations. All items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with their percentage interests under Section (8) 18-101 of the Act.

SECTION 4.5 Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any law and shall remit amounts withheld to and file required forms with applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding.

ARTICLE V

TRANSFERS OF COMPANY INTERESTS

SECTION 5.1 Restriction on Transfers. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) all or any part of its Interests, and no transferee of all or any part of the Interests shall be admitted as a substituted Member, without, in either event, having obtained the prior written consent of all other Members, except that Horsehead Corporation may transfer, and no such consent shall be required in connection with the transfer by it of, all of the Interests to an affiliate thereof. Any purported transfer in violation of this Article shall be null and void and shall not be recognized by the Company.

ARTICLE VI

BOOKS OF ACCOUNT AND FISCAL YEAR

SECTION 6.1 Books of Account. The Company shall keep all records necessary or convenient to record the Company’s business and affairs and sufficient to record the determination and allocation of all items of income, gain, loss, deduction and credit and distributions and other amounts as maybe provided for herein.

SECTION 6.2 Access to Books. The books and records of the Company shall be available to each Member or, its representatives for inspection and audit upon reasonable notice during normal business hours at the principal office of the Company. The Company shall cause its auditors to cooperate in such inspection and audit and to provide any of their work papers requested in connection therewith.

SECTION 6.3 Fiscal Year. The fiscal year of the Company shall end on the last day of December of each year.

ARTICLE VII

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 7.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a) the affirmative vote or unanimous written consent of the Members; and

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

SECTION 7.2 Liquidation and Termination. On dissolution of the Company, the Members shall appoint one or more liquidators shall forthwith commence the winding up of the Company’s business and the liquidation of its property. All proceeds from the sale or disposition of the property of the Company shall, to the maximum extent permitted by law, be applied as follows:

(a) all of the Company’s debts and liabilities shall be paid and discharged in the order of priority provided by law; and

(b) the balance shall be distributed to the Members in accordance with their Percentage Interests.

(c) The liquidator(s) may make distributions of the Company’s assets in kind, the choice of which, if any, Company assets are to be distributed in kind shall be within the sole discretion of the liquidator(s) and shall be binding upon all Members. Unless otherwise agreed by the Members, distributions of property in kind shall be shared by all the Members in accordance with their Percentage Interests. The costs of liquidation shall be borne as a Company expense.

SECTION 7.3 Cancellation of Filings. Upon completion of the distribution of Company assets as provided in Section 7.2 hereof, the Company is terminated, and the Manager shall cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments. This Agreement may be amended only upon the written consent of all Members.

SECTION 8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 8.3 Tax Treatment. To the extent the Member is the sole member of the Company, (i) it is the intention of the Member that, for federal tax purposes, the Company shall be treated as an entity that is disregarded as an entity separate from its owner and (ii) the Member and the Company shall timely make all necessary elections and filings, if any, for federal tax purposes such that it will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

SECTION 8.4 Waiver of Notice. Whenever notice is required by this Agreement, or is otherwise provided by law, a written waiver thereof, signed by the person entitled to notice, shall be deemed equivalent to notice, whether before or after the time required for such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when a person attends a meeting of Members for the express purpose of objecting, at the beginning of the meeting, that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of Members need be specified in any written waiver of notice.

SECTION 8.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the benefit of its economic bargain.

SECTION 8.6 No-Set-Off. To the extent permitted by law, the Company shall not be entitled to offset against any payments required to be made by it hereunder any claims which it may have against any Member, and hereby waives any set-off rights which it may have in respect of any such Member.

SECTION 8.7 Validity. Notwithstanding Section (7) 18-101 of the Act, this Agreement shall be valid and enforceable.

Sole Member of the Company: Horsehead Corporation

By:	/s/ Robert D. Scherich
Name:	Robert D. Scherich
Title:	Vice President and Chief Financial Officer